SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549








                                  SCHEDULE 13G
                                 (RULE 13D-102)


             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13D-1(B), (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                           (Amendment No. _________)*

                            ITHAKA ACQUISITION CORP.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, $0.0001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   465707 10 7
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]    Rule 13d-1(b)
     [ ]    Rule 13d-1(c)
     [x]    Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the Notes).

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CUSIP NO. 465707 10 7                                                                             PAGE 2 OF 6 PAGES
-----------------------------                                                            -----------------------------

--------- ----------------------------------------------------------------------------------------------

1         NAMES OF REPORTING PERSONS
          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

                   Eric Hecht
--------- ----------------------------------------------------------------------------------------------

2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)    (a) [ ]
                                                                                 (b) [ ]

--------- ----------------------------------------------------------------------------------------------

3         SEC USE ONLY


--------- ----------------------------------------------------------------------------------------------

4         CITIZENSHIP OR PLACE OF ORGANIZATION

                   United States
-------------------------- ------ ----------------------------------------------------------------------
                           5      SOLE VOTING POWER
                         -------- ----------------------------------------------------------------------
                                           956,250 Shares
                         -------- ----------------------------------------------------------------------

NUMBER OF                  6      SHARED VOTING POWER
SHARES
BENEFICIALLY                               0
OWNED BY                 -------- ----------------------------------------------------------------------
EACH
REPORTING                  7      SOLE DISPOSITIVE POWER
PERSON
 WITH                                      956,250 Shares
                         -------- ----------------------------------------------------------------------

                           8      SHARED DISPOSITIVE POWER

                                           0
--------- ----------------------------------------------------------------------------------------------
9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   956,250 Shares
--------- ----------------------------------------------------------------------------------------------

10        CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)     [ ]


--------- ----------------------------------------------------------------------------------------------

11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                   8.7%
--------- ----------------------------------------------------------------------------------------------

12        TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

                   IN
--------- ----------------------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-----------------------------                                                            -----------------------------
CUSIP NO. 465707 10 7                                                                             PAGE 3 OF 6 PAGES
-----------------------------                                                            -----------------------------


ITEM 1(A).        NAME OF ISSUER:

                  ITHAKA ACQUISITION CORP. ("ISSUER")
                  ---------------------------------------------------------------------------------------

ITEM 1(B.)        ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                  100 SOUTH POINTE DRIVE, 23RD FLOOR, MIAMI, FLORIDA 33139
                  ---------------------------------------------------------------------------------------

ITEM 2(A).        NAME OF PERSONS FILING:

                  ERIC HECHT ("HECHT")
                  ---------------------------------------------------------------------------------------

ITEM 2(B).        ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                  THE PRINCIPAL BUSINESS ADDRESS OF HECHT IS C/O ITHAKA ACQUISITION CORP., 100 SOUTH
                  ---------------------------------------------------------------------------------------
                  POINTE DRIVE, 23RD FLOOR, MIAMI, FLORIDA 33139
                  ----------------------------------------------

ITEM 2(C).        CITIZENSHIP:

                  HECHT IS A UNITED STATES CITIZEN
                  ---------------------------------------------------------------------------------------

ITEM 2(D).        TITLE OF CLASS OF SECURITIES:

                  COMMON STOCK, PAR VALUE $.0001 PER SHARE
                  ---------------------------------------------------------------------------------------

ITEM 2(E).        CUSIP NUMBER:

                  465707 10 7
                  ---------------------------------------------------------------------------------------


ITEM 3.           IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B) OR (C), CHECK
                  WHETHER THE PERSON FILING IS A:

        (a)  [ ]  Broker or dealer registered under Section 15 of the Exchange Act;

        (b)  [ ]  Bank as defined in Section 3(a)(6) of the Exchange Act;

        (c)  [ ]  Insurance company as defined in Section 3(a)(19) of the Exchange Act;

        (d)  [ ]  Investment company registered under Section 8 of the Investment Company Act;

        (e)  [ ]  An investment adviser in accordance with Rule 13d-1(b)(ii)(E);

        (f)  [ ]  An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

        (g)  [ ]  A parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G)

        (h)  [ ]  A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

        (i)  [ ]  A church  plan that is  excluded  from the  definition  of an  investment  company under Section 3(c)(14) of the Investment Company Act;

        (j)  [ ]  9 Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-----------------------------                      -----------------------------
CUSIP NO. 465707 10 7                 13G                   PAGE 4 OF 6 PAGES
-----------------------------                      -----------------------------

ITEM 4.      OWNERSHIP

             Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

        (a) Amount beneficially owned:
                   Hecht beneficially owns 956,250 shares of common stock. Does not include 553,750 shares of common stock which may be issued upon exercise of warrants held by Mr. Hecht which are not currently exercisable and will not become exercisable within the next 60 days.

        (b) Percent of Class:
                   8.7%

        (c)  Number of shares as to which  such  person  has:

             (i)   Sole power to vote or to direct the vote:
                   956,250 shares of common stock

             (ii) Shared power to vote or to direct the vote: 0 shares of common stock

             (iii) Sole  power to  dispose  or to  direct  the  disposition  of:
                   956,250 shares of common stock

             (iv) Shared power to dispose or to direct the disposition of: 0 shares of common stock

        INSTRUCTION: For computations regarding securities which represent a right to acquire an underlying security SEE Rule 13d-3(d)(1).

ITEM 5.      OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

             If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: |_|

ITEM 6.      OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             None.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

             None.

ITEM 8.      IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

             None.

-----------------------------                      -----------------------------
CUSIP NO. 465707 10 7                 13G                   PAGE 5 OF 6 PAGES
-----------------------------                      -----------------------------


ITEM 9.      NOTICE OF DISSOLUTION OF GROUP.

             None.

ITEM 10.     CERTIFICATIONS.

             None.

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CUSIP NO. 465707 10 7                 13G                   PAGE 6 OF 6 PAGES
-----------------------------                      -----------------------------



                                    SIGNATURE

             After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 1, 2006










                                                    /s/ ERIC HECHT
                                                    --------------
                                                    Eric Hecht